                                                                            2.31

                         REAL ESTATE PURCHASE AGREEMENT

                                     among

                     W & W INVESTMENTS LIMITED PARTNERSHIP,
                        A DELAWARE LIMITED PARTNERSHIP,
             THE PARTNERS OF W & W INVESTMENTS LIMITED PARTNERSHIP

                                      and

                           CASTLE PROPERTIES, L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY

                         REAL ESTATE PURCHASE AGREEMENT

     THIS REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is made and entered into this 7th day of March, 1997, among W & W INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"); THOMAS FICKLING and WILLIAM PRENTICE (collectively referred to as the "General Partners"), and CASTLE PROPERTIES, L.L.C., a Delaware limited liability company ("Purchaser").

                                R E C I T A L S

     WHEREAS, Seller owns the real estate and improvements for four (4) Burger King(R) restaurants;

     WHEREAS, each of the General Partners is a general partner of Seller and the General Partners are the only general partners of Seller;

     WHEREAS, Seller desires to sell, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase from Seller, such real estate and improvements, as described in Article I hereof, on the terms and subject to the conditions hereinafter contained;

     WHEREAS, Purchaser and the General Partners desire to enter into certain agreements between them on the terms and subject to the conditions hereinafter contained.

     NOW THEREFORE, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:


                    ARTICLE I -- PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 2.1 hereof), Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase and accept from Seller all of the right, title and interest of Seller in and to the property described below:

          1.1.1 Fee simple title to all of the land (the "Land") and improvements (the "Improvements") more fully described on Exhibit 1.1 attached hereto and incorporated by reference herein.

          1.1.2 All of Seller's right, title and interest as lessor in all leases covering the Land and Improvements (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the "Store Leases").

          1.1.3  [intentionally omitted]

          1.1.4 All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest in and to all mineral

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and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances, including, without limitation, Seller's interest as lessor under the Store Leases, are sometimes collectively hereinafter referred to as the "Real Property").

          1.1.5 All fixtures, if any, owned by Seller and located on the Land and/or Improvements including, but not limited to, the items described on
Exhibit 1.1.5 attached hereto and incorporated by reference herein (the "Fixtures").

          1.1.6 The service contracts listed and described on Exhibit 1.1.6 attached hereto and incorporated by reference herein (the "Assumed Service Contracts").

          1.1.7 All right, title and interest of Seller, if any, in and to all site plans, surveys, soil and substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, and other plans and studies of any kind if existing and in Seller's possession or control that relate to the Real Property or the Fixtures (collectively the "Property Documents"). (The Real Property, Fixtures, Assumed Service Contracts and Property Documents are sometimes collectively hereinafter referred to as the "Property").

     1.2 Purchase Price; Allocations. The purchase price for the Property is Four Million Three Hundred Twenty Eight Thousand Two Hundred Fifteen and no/100 Dollars ($4,328,215.00) (the "Purchase Price"), and shall be subject to the adjustments and prorations provided herein. The parties agree that the Purchase Price for the Property shall be allocated among the Property in the manner set forth on Exhibit 1.2 attached hereto.

     1.3 Liabilities of Seller. Except as set forth in this Section 1.3, Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of Seller and its business. Purchaser does not and shall not assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of Seller or its business. Notwithstanding the foregoing, Purchaser agrees to assume from and after the Closing Date all of the rights and obligations of Seller attributable to the period from and after the Closing Date under the Store Leases and the Assumed Service Contracts. (The Store Leases and the Assumed Service Contracts are sometimes collectively hereinafter referred to as the "Assumed Contracts").

     1.4 Prorations. All utilities and other operating expenses for the Property, pre-paid or incurred, for the current year and general real estate, personal property and ad valorem taxes and special assessments, if any, pertaining to the Property for the current tax year shall be prorated at the Closing effective as of 12:01 AM on the Closing Date. If the Closing shall occur before the tax rate(s) are fixed for any ad valorem taxes to be prorated hereunder, the apportionment of such taxes shall be upon the basis of the most recent ascertainable taxes, and shall be represented and adjusted between the parties upon availability of the actual bills therefor. At the Closing, the parties shall execute a "Proration Adjustment Letter," substantially in the form attached hereto as Exhibit 1.4, pursuant to which the parties shall agree to adjust the proration of operating expenses and taxes of the Property for the year 1997. Pursuant to the Proration Adjustment Letter, the parties shall also agree to adjust the proration of real estate taxes for the year 1997. Except as set forth in this Section 1.4, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of this Section 1.4 shall survive the Closing.

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     1.5  Casualty Loss.  All risk of loss to the Property shall remain upon
Seller prior to the Closing. If, prior to the Closing, any portion of the Property is damaged or destroyed by fire or other casualty to a material extent, Purchaser may, at its option, (a) terminate this Agreement by written notice to Seller, in which event this Agreement will become null and void and be of no further effect, and neither Seller nor Purchaser will have any further rights or obligations hereunder, except for those obligations which, by their express terms, survive termination of this Agreement, or (b) receive an assignment of insurance proceeds (with payment by Seller of any deductible) as below described. Unless otherwise provided herein, the term "material" shall mean damage or destruction, the cost of repairing which exceeds One Hundred Thousand Dollars ($100,000). If, prior to the Closing, any portion of the Property is damaged or destroyed by fire or other casualty to less than a material extent, Purchaser shall have no right to terminate this Agreement by reason thereof, and Seller shall either repair the same prior to Closing, at Seller's expense, or reimburse Purchaser for the cost of repairing the same by assigning any insurance proceeds resulting therefrom to Purchaser and paying to Purchaser the difference between the amount of the proceeds and the cost of repair, or by allowing Purchaser to deduct such cost from the cash payable to Seller at the Closing. If the extent of damage or the amount of insurance proceeds to be made available is not able to be determined prior to the Closing Date specified below, or the repairs are not able to be completed prior to said date, then either party, by written notice to the other, may postpone the date of the Closing to such date as shall be designated in such notice, but not more than thirty (30) days after the Closing Date specified below.

                     ARTICLE II -- CLOSING AND TERMINATION

     2.1 Time, Date and Place. The closing of the purchase and sale of the Property and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the offices of Poyner & Spruill, L.L.P., Suite 4000, 100 North Tryon Street, Charlotte, North Carolina, or such other place that Purchaser shall determine. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date."

     Unless this Agreement is terminated as provided for herein, the Closing shall occur on May 23, 1997, or ten (10) days following the completion of all of the Conditions Precedent outlined in Article VII below, whichever is later.

     2.2  Termination.

          2.2.1 If the Closing contemplated hereunder has not occurred on or before June 30, 1997, either Purchaser or Seller may terminate this Agreement upon written notice to the other party.

          2.2.2 If any of the representations, warranties or covenants of Seller or the General Partners are found to be untrue or breached in any material respect, at or prior to Closing, and Seller or the General Partners shall not have cured such breach within 30 days after Purchaser shall have given written notice to Seller of the existence of such breach, Purchaser may terminate this Agreement upon written notice to Seller.

          2.2.3 If any of the representations, warranties or covenants of Purchaser are found to be untrue or breached in any material respect, at or prior to Closing, and Purchaser shall not have cured such

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breach within 30 days after Seller shall have given written notice to Purchaser of the existence of such breach, Seller may terminate this Agreement upon written notice to Purchaser.

          2.2.4 This Agreement may be terminated by the written agreement of Purchaser and Seller. This Agreement may be terminated by Purchaser in its sole discretion if any of the contingencies set forth in Section 7.2 is not met to Purchaser's satisfaction.

          2.2.5 This Agreement may be terminated by Purchaser if the Exhibits hereto are not furnished in accordance with Section 5.1.14 hereof, or are found, in Purchaser's sole discretion, to be unacceptable within five (5) business days following receipt by Purchaser thereof and of the letter required by Section 5.1.14.

     2.3 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 2.2, this Agreement shall be of no further force and effect, and except as specifically provided herein, with no liabilities or obligations to any party under this Agreement; provided, however, that the parties shall not be released from any liabilities, claims or actions regarding the falsity in any material respect of a representation or warranty set forth in Article III or Article IV or a failure to perform or comply with any material obligation under this Agreement.

     2.4 Expenses. Seller shall pay the following closing costs: (1) the cost of preparing the Surveys (as hereinafter defined) and (2) state, county, and, if applicable, municipal transfer taxes, sales taxes, documentary fees and deed recording costs. Purchaser shall pay the following closing costs: (1) the premium and other charges of the title company for issuing the Title Policy (as hereinafter defined) and (2) the fees of the title company or its affiliate for handling the Closing. Each party shall pay the fees and expenses of its own legal counsel and, except as provided above, the cost of obtaining or preparing each document to be delivered by such party at Closing. Except as provided above and set forth below, Purchaser shall pay all expenses associated with Purchaser's investigation of the Property, including, but not limited to, the fees and expenses of any third parties, such as environmental consultants conducting Phase I or Phase II environmental assessments, engaged by Purchaser with respect thereto.

                 ARTICLE III -- REPRESENTATIONS AND WARRANTIES
                             OF SELLER AND PARTNERS

     Seller and the General Partners, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing on the Closing Date each of the following:

     3.1 Ownership of Seller. The General Partners are the sole and exclusive owners of all of the general partnership interests of Seller. The General Partners, on the one hand, and the limited partner(s) of Seller, on the other hand, have duly approved Seller's sale, assignment, transfer and delivery of the Property to Purchaser in accordance with the terms of this Agreement and the consummation of all the transactions contemplated hereby.

     3.2 Due Organization; Name and Address; Good Standing, Authority of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The only name and business address of Seller which has been used by Seller at any time within the past three years ending at the date of this Agreement is W & W Investments Limited Partnership, 3932

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Breezewood Avenue, Fayetteville, North Carolina.  Seller has full right, power and authority to own and lease its properties and assets. Seller is not, and has not been within the past three years ending at the date of this Agreement, engaged in any active line of business and, during such period, its sole business has been owning and leasing its properties and assets. Seller is duly licensed, qualified and authorized to do business in each jurisdiction in which the location or nature of the Property make such licensing, qualification and authorization legally necessary. Except as disclosed on Exhibit 3.2, Seller is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Seller's partnership agreement, as amended to the date of this Agreement or other governing documents (the "Governing Documents"), or any agreement to which it is a party.

     3.3 Authorization and Validity of Agreements. Seller and the General Partners have the legal capacity, right, power, and authority to enter into this Agreement. Seller has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by Seller and the General Partners and the performance by Seller and the General Partners of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership and general and limited partner action. This Agreement has been duly executed, acknowledged and delivered by Seller and the General Partners and is the legal, valid and binding obligation of Seller and the General Partners enforceable against Seller and the General Partners, respectively, in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     3.4 Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. Except as disclosed on Exhibit 3.4, the execution, acknowledgment, delivery, and performance of this Agreement by the parties thereto, and the consummation of the transactions contemplated by this Agreement will not (a) materially violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any of the Governments (collectively referred to throughout this Agreement as "Governmental Agencies") except that which may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of the Property is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Property pursuant to (i) Seller's Governing Documents, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Seller is a party or by which Seller, or any of the Property is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of the Property is bound. All permits, licenses and authorizations of any Government or Governmental Agency required to be obtained by Seller prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

     3.5 Conduct of Business in Compliance with Regulatory and Contractual Requirements. Seller has conducted and is conducting its business in material compliance with all applicable Laws of all Governments and Governmental Agencies.

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

     3.6 Legal Proceedings. There is no action, suit, proceeding, claim or arbitration, or to the best of Seller's and the General Partners' knowledge any investigation by any person or entity, including, but not limited to, any Government or Governmental Agency, (i) pending, to which Seller or the General Partners are a party, or threatened against or relating to Seller, Seller's business or the Property, or (ii) challenging Seller's or the General Partners' right to execute, acknowledge, deliver, perform under or consummate the transactions contemplated by this Agreement or (iii) asserting any right with respect to any of the Property, and, in each such case, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     3.7 Financial Information. Attached hereto as Exhibit 3.7 are copies of the unaudited Balance Sheets of Seller as of December 31, 1994, 1995, 1996, and the Operating Statements of Seller for each of the three fiscal years then ended, which are being provided by Seller and the General Partners to Purchaser (the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller, are true and correct and accurately present Seller's financial position in all material respects as of the dates set forth therein and the results of Seller's operations for the periods then ended; all such Financial Statements are in conformity with the accounting principles historically utilized by Seller and applied on a consistent basis during each period and on a basis consistent with that of prior periods. Until the Closing Date, Seller shall deliver to Purchaser month end balance sheets and income statements within twenty (20) days of the end of each month.

     3.8 Tax Matters. All tax returns of Seller as filed by Seller with the Internal Revenue Service (the "IRS") and all information reported on the returns are true, accurate, and complete in all material respects. Seller is not a party to any pending, and is not aware of any threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency. Seller has duly and timely filed with all appropriate Governments and Governmental Agencies, all tax returns, information returns, and reports required to be filed by Seller. Seller has paid in full all taxes, interest, penalties, assessments and deficiencies owed by Seller to all taxing authorities, except for such amounts not yet due and payable. All taxes and other assessments and levies which Seller is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governments and Governmental Agencies or are properly held by Seller for such payment. All claims by the IRS or any state taxing authorities for taxes due and payable by Seller have been paid by Seller. Seller is not a party to any pending, and is not aware of any threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Government or Governmental Agency.

     3.9 Title to Property. Except for the Permitted Exceptions (as hereinafter defined), Seller has sole and exclusive, good and marketable title to all of the Property and the same shall be free and clear of any and all pledges, claims, threats, liens, restrictions, agreements, leases, security interests, charges and encumbrances at the time of Closing. All of the Property is in good, working and operating condition and repair, reasonable wear and tear excepted and free from any material defects known to Seller or to the General Partners.

     3.10 Records. Seller's books and records pertaining to the Property (the "Records") have been delivered by Seller to Purchaser or shall be delivered by Seller to Purchaser, and such Records are true, complete and correct in all material respects.

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     3.11  Absence of Certain Changes or Events.  Since December 31, 1996,
Seller has not engaged in or experienced any of the following:

          3.11.1 Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of the Property, except in the ordinary course of Seller's business, as such business has been operated historically.

          3.11.2 Suffered any material adverse change in Seller's operations, earnings, assets, liabilities, or business (financial or otherwise).

          3.11.3 Except as set forth in Exhibit 3.11.3, failed to pay any indebtedness or other obligation, including any taxes and other charges, when due.

     3.12 Adverse Conditions. Except as set forth in Exhibit 3.12, attached hereto and incorporated by reference herein, there are no past, present or future conditions, facts or circumstances which have materially affected or which might materially affect adversely the Property or Purchaser's intended use thereof, excluding general economic, financial and market conditions that are known to the public.

     3.13 Leases and Contracts. Except for the Assumed Contracts, and except for service contracts that will be canceled as of the Closing Date, there are no leases, contracts, licenses, agreements or other commitments of Seller as obligor involving a liability, obligation, contingent liability or contingent obligation in excess of $5,000 per Restaurant. Each of the Assumed Contracts are in full force and effect and have not been modified, and Seller has no knowledge of any current material default in the performance of the obligations of any party under the Assumed Contracts. Other than tenants who will vacate the Property at or prior to Closing, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers.

     3.14 Title to Land and Improvements. At the Closing, Seller will convey to Purchaser fee simple title to the Land and Improvements by general warranty deeds, free and clear of any and all liens, assessments, unrecorded easements, security interests and other encumbrances, except for the Permitted Exceptions. Delivery of the Title Policy shall be deemed to satisfy the obligation of Seller as to the sufficiency of title required hereunder.

     3.15 Hazardous Materials. Except as disclosed on Exhibit 3.15 attached hereto, the Real Property (including the land, surface water, ground water, and improvements), is free of "contamination" from (A) any "hazardous waste," any "hazardous substance," and any "oil, petroleum products, and their by-products," as such terms are defined by any federal, state, county or local law, ordinance, regulation or requirement applicable to any portion of such Real Property, as the same may be amended from time to time, and including any regulations promulgated thereunder, and (B) any substance the presence of which on any of the Real Property is regulated or prohibited by any law (collectively, "Hazardous Substances"). "Contamination" means the uncontained presence of Hazardous Substances at such Real Property or arising from such Real Property that may require remediation or cleanup under any applicable law. Seller has not used any Hazardous Substances on, from or affecting any of the Real Property in any manner that violates any applicable law, and to the best of Seller's knowledge, no prior owner or user of any of the Real Property has used such substances on, from, or affecting any of the Real Property in any manner which violates any applicable law. There is not now, nor, to the best of Seller's knowledge, has there ever been on or in any of

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the Real Property underground storage tanks or surface impoundments, asbestos-
containing materials, or any material spills of polychlorinated biphenyls, including those used in hydraulic oils, electric transformers or other equipment. Without limiting in any respect the generality of the foregoing, there are no actual, alleged or perceived health issues applicable to any of the Real Property. The copies of any environmental reports that may have been delivered by Seller to Purchaser, are complete and accurate copies of the same and Seller has no other environmental reports, tests or audits in its possession or under its control, and Seller has no knowledge of any other environmental reports, tests or audits regarding any of the Real Property existing elsewhere. In addition, Seller has received no notice from any government authority claiming that any of the Real Property (including the improvements located thereon) is contaminated by Hazardous Substances.

     3.16 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller or to the General Partners that is not disclosed in this Agreement that materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Seller's financial condition, operations, business, earnings, assets, or liabilities.

     3.17 No Brokerage. Other than the obligations owed to the Cypress Consulting Group, Inc., which Seller agrees to pay, neither Seller nor the General Partners has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     3.18 Notice of Violations. Seller has received no notice of and, to the best of Seller's knowledge, there is no violation or alleged violation of any legal requirement affecting, the Property, including, without limitation, any violation or alleged violation of any local, state or federal environmental, zoning, handicap or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Property. Seller has performed all conditions to any permits or other governmental approvals or licenses with respect to the Property, including, without limitation, the payment of all development impact or other fees and developer exactions.

     3.19 Condition of Property. The Real Property and Fixtures comply, in all material respects, with the current Burger King Corporation Repairs and Maintenance Standards (the "Standards"). In the event Burger King Corporation requires any modification to the Real Property and/or Fixtures as a result of their failure to meet the Standards, Seller shall, at its sole cost and expense, effect such repairs to bring all Real Property and Fixtures into compliance with the Standards; provided, however, that Seller shall not be required to make any improvements to the Real Property and/or Fixtures to comply with the Burger King Corporation's Project Jennifer standards or any merely cosmetic changes to the Real Property and/or Fixtures that are not related to the operation, functionality or safety of same.

           ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller and the General Partners, jointly and severally, as of the date hereof and as of the Closing on the Closing Date each of the following:

     4.1 Due Organization; Good Standing; Power. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. Purchaser

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

is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of Seller's articles of organization or operating agreement (the "Governing Documents").

     4.2 Authorization and Validity of Documents. The execution, delivery and performance by Purchaser of this Agreement, and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser. This Agreement has been duly executed, acknowledged and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     4.3 No Brokerage. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     4.4 Obligations Assumed. Purchaser covenants that it will pay all obligations assumed by it under this Agreement.

                            ARTICLE V -- COVENANTS

     5.1 Seller's and General Partners' Covenants. Seller and the General Partners, jointly and severally, covenant, promise and agree that from the date hereof and until the Closing, Seller and the General Partners shall, and the General Partners shall cause Seller to perform and comply with each of the following:

          5.1.1  Preserve the Property.

          5.1.2 Maintain and continue normal and usual maintenance and repair of the Property.

          5.1.3 Cooperate with Purchaser to achieve an orderly transfer of the Property.

          5.1.4 Pay or provide for payment of all sales, use, personal property, social security, withholding, payroll, unemployment compensation, income and other taxes, assessments, fees and public charges due and payable by Seller in respect of its business and the Property through the Closing Date and any portion thereof applicable to any period prior to the Closing Date unless otherwise provided herein.

          5.1.5 Maintain in effect all insurance policies covering the Property.

          5.1.6 Fully perform and comply with all covenants, promises and agreements hereunder which are required to be performed or complied with by Seller and the General Partners prior to or at the Closing, and exert their best efforts to completely satisfy and fulfill all conditions precedent to Seller's and the General Partners' obligations to close hereunder at the Closing on the Closing Date.

          5.1.7 Exert their best efforts to prevent the occurrence of any event which could result in any of Seller's or the General Partners' representations and warranties contained in this Agreement not being true and correct at or as of the time immediately after the occurrence of such event, and Seller and the General Partners shall promptly notify Purchaser of the occurrence of any event or the discovery of any fact which would cause any of their covenants, promises and agreements to be breached or violated or any of their representations and warranties to become not true and correct or which could interfere with or prevent the consummation of the transactions contemplated hereby.

          5.1.8 Provide Purchaser and its representatives with access during normal business hours to all of Seller's Property and Records, provide Purchaser and its representatives with such financial and operating data and other information with respect to the Property as Purchaser shall from time to time reasonably request, and permit Purchaser and its representatives, at Purchaser's sole expense, to consult with Seller's representatives, officers, employees and accountants up to the time of Closing and for 120 days thereafter.

          5.1.9 Take no action which is or would cause a material violation of any Laws of any Government or Governmental Agency.

          5.1.10 Take, or cause to be taken, all reasonable actions necessary to permit Purchaser to furnish all information required under the HSR Act and promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser or its parent in connection with the transaction as set forth herein. The parties acknowledge and agree that the filing fees for any filings required under the HSR Act shall be paid by Purchaser.

          5.1.11 Not to further encumber any of the Property or allow any further encumbrance upon title to the Property, or modify the terms of any Assumed Service Contract, or enter into any new service contract which would be binding upon Purchaser or the Property after Closing, without the prior written consent of Purchaser.

          5.1.12 Order from Chicago Title Insurance Company ("Title Company"), and promptly, but in no event later than April 4, 1997, deliver to Purchaser one or more ALTA Form B extended coverage title commitments pertaining to each parcel of the Land and the Improvements providing for the deletion of standard printed exceptions pertaining to survey matters, mechanic's liens and rights of parties in possession (the "Commitments"), together with copies of all documents relating to the title exceptions referred to in such Commitments and a tax certificate issued by the treasurer of each of the counties in which the Land and/or the Improvements are located. Purchaser shall bear the expense of obtaining such Commitments.

          5.1.13 Deliver to Purchaser on or before April 4, 1997, an as-built ALTA/ACSM survey (or update to existing survey) for each parcel of the Land and the Improvements prepared by a licensed surveyor (the "Surveys"). The Surveys shall be sufficient to enable Title Company to update the Commitments to: (i) delete the standard survey matters, (ii) add any new title exceptions which are revealed by said Surveys and an inspection of the Real Property, and (iii) enable Title Company at the Closing to issue, or to unequivocally agree in writing to issue, an extended owner's policy of title insurance (with the standard printed exceptions pertaining to survey matters deleted), and shall be certified to Seller, Purchaser and Title Company.

          5.1.14 Deliver to Purchaser within 14 business days of the date of execution of this Agreement all exhibits to be furnished by Purchaser, together with a letter certifying that all such exhibits have been furnished and that the information contained therein is true and complete in all material respects.

     5.2 Joint Covenants. Seller and the General Partners, jointly and severally, on the one hand, and Purchaser, on the other hand, covenant, promise and agree to each other as follows: That, on or before April 25, 1997, Purchaser shall notify Seller in writing of any title exceptions identified in the Commitments and/or matters reflected in the Surveys of which Purchaser disapproves. Any exception or matter not disapproved in writing on or before such date shall be deemed approved by Purchaser, and shall constitute a "Permitted Exception" hereunder. Within ten (10) business days after Seller's receipt of Purchaser's disapproved title exceptions and/or Survey matters (but, provided that Seller has had at least five (5) business days in which to review Purchaser's disapproved exceptions and/or Survey matters, but in no event later than ten (10) business days prior to the Closing), Seller shall notify Purchaser in writing of any disapproved title exceptions and/or Survey matters which Seller is unable or unwilling to cause to be removed or insured against prior to or at Closing and, with respect to such exceptions and/or Survey matters, Purchaser then shall elect, by giving written notice to Seller within five (5) calendar days thereafter, (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions and/or Survey matters, in which case such exceptions and/or matters shall then be deemed to be Permitted Exceptions.

                       ARTICLE VI -- OPINIONS OF COUNSEL

     6.1 Opinion of Seller's and General Partners' Counsel. At the Closing, Seller and the General Partners shall deliver to Purchaser the opinion of their counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 6.1.

     6.2 Opinion of Purchaser's Counsel. At the Closing, Purchaser shall deliver to Seller and to the General Partners the opinion of its counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 6.2.

                           ARTICLE VII -- CONDITIONS

     7.1 Seller's Conditions to Close. Seller's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Purchaser in this Agreement):

          7.1.1 All representations and warranties made by Purchaser in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Seller shall have been furnished with a certificate, signed by Purchaser, and dated the Closing Date to the foregoing effect.

          7.1.2 All covenants, promises and agreements made by Purchaser in this Agreement and all other actions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by Purchaser. Seller shall have been furnished with a certificate, signed by Purchaser, and dated the Closing Date to the foregoing effect.

          7.1.3 Purchaser shall have delivered to the Title Company the items described in Section 8.1.

          7.1.4 Seller shall have received an opinion of counsel for Purchaser as of the Closing Date, as required by Section 6.2.

          7.1.5 Purchaser shall not have received, prior to Closing, any notification under the HSR Act that seeks to prohibit Purchaser and Seller from consummating the transaction set forth in this Agreement.

          7.1.6  [intentionally omitted]

     7.2 Purchaser's Conditions to Close. Purchaser's obligation to close the transactions contemplated hereby at the Closing shall be subject to the complete satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made by Seller and the General Partners in this Agreement):

          7.2.1 All representations and warranties made by Seller and the General Partners in this Agreement shall be complete and accurate at and as of the Closing on the Closing Date. Purchaser shall have been furnished with a certificate, signed by the General Partners and Seller, and dated the Closing Date, to the foregoing effect.

          7.2.2 All covenants, promises and agreements made by Seller and the General Partners in this Agreement and all other actions required to be performed or complied with by Seller and the General Partners under this Agreement prior to or at the Closing shall have been fully performed or complied with by Seller and the General Partners. Purchaser shall have been furnished with a certificate, signed by the General Partners and Seller, and dated the Closing Date, to the foregoing effect.

          7.2.3 Seller shall have obtained, and delivered to Purchaser, copies of all consents, approvals or other authorizations which Seller is required to obtain from, and any filing which Seller is required to make with, any governmental authority or agency or any other person including, but not limited to, consents required from Burger King Corporation (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other documents associated herewith and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents"), in form and substance reasonably satisfactory to Purchaser.

          7.2.4 Within ten (10) business days after the effective date of this Agreement, Seller shall have delivered to Purchaser, true, correct and complete copies of all information in the possession of Seller or Seller's property manager, or otherwise reasonably subject to Seller's control, pertaining to the Property which is of the following types or categories: (i) Seller's current title insurance policies and commitments issued to Seller thereafter; (ii) plans and specifications (including all "as built" and other architectural plans and drawings), permits, licenses, approvals and inspection reports pertaining to the Real Property and Fixtures; (iii) information relating to environmental conditions at the Property; (iv) the most recent plat of survey of the Real Property; (v) copies of all Store Leases, Service Contracts and any other contracts materially affecting the Property, together with all amendments thereto; and (vi) a detailed summary of all unresolved legal or administrative actions, suits or proceedings in any way affecting the Property or any interest therein. At the time Seller delivers the Property information to Purchaser, Seller shall also deliver to Purchaser the certificate of the General Partners that the Property information so delivered constitutes all of the information which Seller is required to deliver to Purchaser hereunder.

          7.2.5 Purchaser shall have received all things required to be delivered or furnished to Purchaser by Seller and the General Partners hereunder prior to or at the Closing, including the Surveys and the Commitments.

          7.2.6 All necessary permits, licenses and approvals required to be obtained by Purchaser shall have been obtained by Purchaser.

          7.2.7 There shall not have occurred any material adverse change in the Property.

          7.2.8 Purchaser shall have received an opinion of counsel for Seller and the General Partners, as of the Closing Date, as required by Section 6.1 hereof.

          7.2.9 Purchaser and its representatives shall have completed, to their complete satisfaction, an investigation and examination of all aspects of the Property, including the Financial Statements. No employee or representative of Purchaser will perform on-site due diligence of the Property without Seller's prior approval, at which time such employee or representative will be accompanied by Seller or its designee. Purchaser shall have completed its review of the Property to confirm that the Property conforms in all material respects to the standards described in Section 3.22 hereof and to confirm the physical condition of the Property, including the conduct of engineering and all environmental studies and assessments (the "Inspection") on or before forty-five
(45) days following the execution of this Agreement (the "Inspection Deadline"). The Inspection shall not include title and survey matters, which shall be governed by Sections 5.1.12 and 5.1.13. If written notice of any unsatisfactory condition, signed by or on behalf of Purchaser is not received by Seller on or before the Inspection Deadline, the physical condition of the Property shall be deemed to be satisfactory to Purchaser. If such notice is received by Seller as set forth above, and if Purchaser and Seller have not agreed in writing to a settlement thereof on or before fifteen (15) days following the Inspection Deadline (the "Resolution Deadline"), this Agreement shall terminate three (3) business days following the Resolution Deadline; unless, within such three (3) business day period, Seller receives written notice from Purchaser waiving objection to any unsatisfactory condition.

          7.2.10 Within forty-five (45) days of execution of this Agreement, Purchaser's auditor shall have (i) reviewed the financial and accounting system of Seller; (ii) reviewed and confirmed the Financial Statements and results set forth in the Financial Statements; and (iii) found no material objection to the financial and accounting system of Seller, or Seller and Purchaser shall have resolved any objection raised by the auditor and presented to Seller by Purchaser.

          7.2.11 Seller shall have delivered to Purchaser the following documents:

               7.2.11.1 fully executed original counterparts of each Assumed Contract in Seller's possession;

               7.2.11.2 if available, certificates dated no earlier than thirty
(30) days prior to the Closing Date, from the Secretary of State for the State of Delaware as to the good standing of Seller;

               7.2.11.3  the Commitments and the Surveys;

               7.2.11.4 state, county and, if applicable, municipal, transfer tax declarations executed by or on behalf of Seller;

               7.2.11.5 to the extent in Seller's possession or under Seller's control, originals (or if originals are not so available, copies) of the plans and specifications for the Real Property, the Service Contracts, and any other agreements, licenses or permits used for the operation of the Property and assigned to Purchaser; and

               7.2.11.6 all other documents, instruments and agreements required to be delivered by Seller to Purchaser pursuant to this Agreement.

          7.2.12 The Title Company shall be irrevocably committed to issue, at the Closing, one or more ALTA owner's policies of title insurance with extended coverage and endorsements (if any) to insure over any title exceptions and/or Survey matters pursuant to Section 5.2 hereof (the "Title Policy") insuring Purchaser's interest in the Land and the Improvements, dated the Closing Date, with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions.

          7.2.13 The Boards of Directors of National Restaurant Enterprises, Inc. d/b/a AmeriKing, Inc. and the members and managers of Purchaser shall have approved this Agreement and the transactions contemplated herein.

          7.2.14 Purchaser shall have concurrently consummated the transactions set forth in the F & P Enterprises, Inc. Asset Purchase Agreement, the North Foods, Inc. Asset Purchase Agreement, and the T & B Leasing Real
Estate Purchase Agreement.

          7.2.15  [intentionally omitted]

          7.2.16 Subject to the Permitted Exceptions and rights of parties under the Assumed Service Contracts, Seller shall have delivered possession of the Property to Purchaser at Closing.

          7.2.17 Seller shall have delivered to the Title Company the items listed in Section 8.1.

     7.3 Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously for present value between and among Seller, the General Partners and Purchaser.

                       ARTICLE VIII - CLOSING DELIVERIES

     8.1 Purchaser's Closing Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Title Company the following:

          8.1.1 The Purchase Price, together with such other sums as the Title Company shall require to pay the Closing costs, prorations, reimbursements and adjustments as set forth herein, in immediately available funds.

          8.1.2 A General Assignment executed in duplicate by the Purchaser, in the form of Exhibit 8.1.2(a) (the "General Assignment"), whereby Purchaser shall assume the obligations under the Assumed Service Contracts, and an Assignment of Leases, in the form of Exhibit 8.1.2(b) (the "Assignment of Leases"), whereby Purchaser shall assume the obligations under the Store Leases.

          8.1.3 A certificate from Purchaser stating that all of Purchaser's conditions precedent to Closing have been satisfied.

          8.1.4 Any other documents, instruments or agreements reasonably necessary or customary in North Carolina or the localities in which any of the Property is located, or required by the Title Company, to effectuate the transaction contemplated by this Agreement.

          8.2 Seller's Closing Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered to the Title Company the following:

          8.2.1 A General Warranty Deed for each parcel of the Land and the Improvements in the form attached hereto as Exhibit 8.2.1.

          8.2.2  A Bill of Sale and Assignment in the form attached hereto as
Exhibit 8.2.2.

          8.2.3 Two executed counterparts of the General Assignment and the Assignment of Leases, assigning to Purchaser the Assumed Contracts and any warranties, guaranties and indemnities relating to the Property, to the extent such items are assignable, and the Store Leases.

          8.2.4  Any required easement assignments.

          8.2.5 An affidavit from Seller and any other parties required pursuant to Section 1445 of the Internal Revenue Code and/or regulations relating thereto stating, under the penalty of perjury (a) that Seller is not a foreign person; (b) the U.S. Taxpayer identification number of Seller; and (c) such other information as may be required by regulations enacted by the Department of Treasury, in connection with Section 1445 of the Internal Revenue Code.

          8.2.6 A certificate from Seller stating that all of Seller's conditions precedent to Closing have been satisfied.

          8.2.7 Any other documents, instruments or agreements reasonably necessary or customary in North Carolina or the localities in which any of the Property is located, or required by the Title Company, to effectuate the transactions contemplated in this Agreement.

                              ARTICLE IX -- ESCROW

          9.1  Escrow.
               ------

     9.1.1 Instructions. Not less than ten (10) business days prior to Closing, Purchaser and Seller each shall deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with the Title Company. This Agreement, together with such further instructions, if any, as the parties shall provide to the Title Company by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

          9.1.2 Deposits into Escrow. Seller shall make its deposits into escrow in accordance with Section 8.2. Purchaser shall make its deposits into escrow in accordance with Section 8.1. The Title Company is hereby authorized to close the escrow only if and when: (i) the Title Company has received all items to be delivered by Seller and Purchaser pursuant to Article VIII; and (ii) the Title Company can and will issue the Title Policy.

          9.1.3 Close of Escrow. If and when Purchaser and Seller have deposited into escrow the items required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Title Company shall:

               9.1.3.1 Deliver to Purchaser: (i) the General Warranty Deeds by causing them to be recorded in the records of the clerk and recorder for the respective Counties in which the Land and Improvements are located; (ii) the Bill of Sale and Assignment; (iii) the affidavit of non-foreign status; (iv) one copy of the General Assignment; and (v) one copy of the Assignment of Leases.

               9.1.3.2 Deliver to Seller: (i) the Purchase Price, after satisfying the prorations and adjustments to be paid by Seller; (ii) one copy of the General Assignment and (iii) one copy of the Assignment of Leases.

               9.1.3.3 Deliver to Purchaser: any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder.

               9.1.3.4 Deliver the Title Policy issued by the Title Company to Purchaser.

          9.1.4 Real Estate Reporting Person. The Title Company is hereby designated the "real estate reporting person" for purposes of Section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Title Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation

                         ARTICLE X -- INDEMNIFICATION

     10.1 Indemnification By Seller And General Partners. Seller and the General Partners, jointly and severally, shall defend, indemnify and hold harmless Purchaser, its managers, members, agents, servants and employees and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          10.1.1 Any material misrepresentation or breach by Seller or the General Partners of any representation or warranty contained in this Agreement.

          10.1.2 Any material nonperformance, failure to comply or breach by Seller or the General Partners of any covenant, promise or agreement of Seller or the General Partners contained in this Agreement.

          10.1.3 Any debts, obligations, duties and liabilities of Seller and the General Partners (except those assumed by Purchaser).

          10.1.4 The past or future failure of the Seller or the General Partners to comply with any applicable Environmental Laws (as hereinafter defined) or the presence of Hazardous Materials (as hereinafter defined) in the soil or ground water on the Real Property at the time of Closing.

          10.1.5 Any matter, act, thing or occurrence caused by or resulting from any act or omission of Seller or the General Partners prior to or at the Closing.

     For purposes of this Section 10.1, the following terms shall have the meaning set forth below:

          (i) "Environmental Law" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, agreements, licenses, or other governmental restrictions or requirements regulating Hazardous Materials or relating to health, safety, the environment or the release of Hazardous Materials into the environment, now or hereafter in effect.

          (ii) "Hazardous Materials" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, all of those chemicals, substances, materials, objects, conditions, wastes or combinations thereof which are now or become listed, defined or regulated in any manner by any Environmental Law.

     10.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, the General Partners and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including reasonable attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with the following:

          10.2.1 Any material misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

          10.2.2 Any material nonperformance, failure to comply or breach by Purchaser of any covenant, promise or agreement of Purchaser contained in this Agreement.

     10.3 Defense of Claims. In the event of any claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost or expense with respect to which indemnity is or may be sought hereunder (an "Indemnity Claim"), the indemnified party shall promptly notify the indemnifying party in writing of such Indemnity Claim, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its own expense, by written notice to the indemnified party given within 10 days after the indemnifying party receives written notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party which are different from or additional to those available to the indemnifying party or which give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party.

     In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise or satisfy such Indemnity Claim and may make such settlement, compromise or satisfaction (at its own expense) unless within twenty (20) days after the giving of such written notice the indemnified party shall give written notice to the indemnifying party of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (i) the indemnified party shall not consent to or make any settlement, compromise or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) any settlement, compromise or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall be deemed to have been consented to by and shall be binding upon the indemnified party.

     10.4 Arbitration. Any dispute arising out of or relating to this Agreement which occurs after the date of Closing, which has not been resolved by non-binding means within thirty (30) days, shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Commercial Arbitration Rules by a sole arbitrator selected by the parties. In the event the parties cannot agree upon an arbitrator, each party shall select an arbitrator and the two arbitrators so selected shall select the arbitrator to hear the dispute. The place for arbitration shall be Chicago, Illinois.

                          ARTICLE XI -- MISCELLANEOUS

     11.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of five (5) years from the date of Closing.

     11.2 Post-Closing Obligation. Within fifteen (15) days following the Closing Date, Seller shall pay all wages, bonuses, commissions and other benefits and sums (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) due to Seller's employees for all periods prior to and through the Closing Date.

     11.3 Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery with a receipted copy of such delivery, (b) by certified or registered United States mail, return receipt requested, postage prepaid, or (c) by facsimile transmission with an original mailed by first class mail, postage prepaid, to the following addresses:

                         (i)  If to Seller, to:

                              W & W Investments Limited Partnership
                              3932 Breezewood Avenue
                              Fayetteville, NC  28303
                              Attn:  Thomas Fickling
                              Fax:  (910) 486-0863

                              with a copy to:

                              Mark B. Edwards
                              Poyner & Spruill, L.L.P.
                              100 North Tryon Street, Suite 4000
                              Charlotte, NC  28202-4010
                              Fax:  (704) 342-5264

                         (ii) If to the General Partners, to:

                              Thomas Fickling
                              William Prentice
                              3932 Breezewood Avenue
                              Fayetteville, NC  28303
                              Fax:  (910) 486-0863

                              with a copy to:

                              Mark B. Edwards
                              Poyner & Spruill, L.L.P.
                              100 North Tryon Street, Suite 4000
                              Charlotte, NC  28202-4010
                              Fax:  (704) 342-5264

           (iii) If to Purchaser:

                    Lawrence E. Jaro, Manager
                    Castle Properties, L.L.C.
                    2215 Enterprise Drive
                    Westchester, IL  60154
                    Telefax No.:  (708) 947-2160

                    with copies to:

                    A. Richard Caputo
                    The Jordan Company
                    9 West 57th Street, Suite 4000
                    New York, New York 10019
                    Telefax No.: (212) 755-5263

                              and

                    Ernest J. Panasci, Esq.
                    Slivka Robinson Waters & O'Dorisio, P.C.
                    1099 18th Street
                    Suite 2600
                    Denver, CO  80202
                    Telefax No.:  (303) 297-2750

or to such other address of which written notice in accordance with this Section
11.3 shall have been provided to the other parties. Notices may only be given in the manner hereinabove described in this Section 11.3 and shall be deemed received three (3) days after given in such manner; provided however, that any notice sent by facsimile shall be deemed to have been given as of the date of the transmission.

     11.4 Entire Agreement. This Agreement (including the Exhibits hereto, which constitute a part of this Agreement) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

     11.5 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement to another subsidiary of AmeriKing Corporation.

     11.6 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

     11.7 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable only shall be ineffective only to the extent of such prohibition

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

or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     11.8 Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

     11.9 Recording. This Agreement shall not be recorded by either party in the Office of the clerk and recorder of the county in which any of the Real Property is located or in any other office or place of public record and, if Purchaser shall record this Agreement or cause or permit same to be recorded, Seller may, at its option, elect to treat such act as a breach of this Agreement.

     11.10 Confidentiality. Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by a court order. The provisions of this Section 11.10 shall survive the Closing or any termination of this Agreement and shall not be merged into any instrument or conveyance delivered at the Closing.

     11.11 Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     11.13 Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of North Carolina.

     11.14 Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement by Seller, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the Purchaser to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by Seller that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by Seller, the General Partners or any of their affiliates, in order that such relief may be expeditiously obtained by Purchaser.

     11.15 Further Assurances. Seller and the General Partners jointly and severally agree to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     11.16 Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

     11.17 Negotiations with Other Persons. Until the earlier of the Closing or the termination of this Agreement as provided herein, neither Seller nor the General Partners shall initiate, encourage the initiation by others, or participate in any discussion or negotiations with any other person or entity relating to the sale of any or all of the Property, the business of Seller or any securities of Seller. From the date of this Agreement and until after the Closing and the consummation of the transactions contemplated by this Agreement, the General Partners shall not offer for sale, sell or otherwise transfer (with or without consideration) any securities of Seller owned of record or beneficially by him.

     11.18 Tax Deferred Exchange. Seller shall have the right and option to engage in a tax-deferred exchange of the Land pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and Purchaser shall cooperate with Seller to the extent necessary to accomplish such an exchange, so long as Purchaser's rights hereunder are not prejudiced in any manner, as determined by Purchaser in its sole discretion. The representations and warranties made by Seller and the General Partners to Purchaser in this Agreement shall apply to any intermediary which becomes a seller of the Land by virtue of such a tax-deferred exchange.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, with the intention of making it a valid and binding instrument, on the date first above written.

                                      Seller:

ATTEST:                               W & W INVESTMENTS
                                      LIMITED PARTNERSHIP

______________________________        _________________________________________
                                      By:
                                      Its:  General Partner

WITNESS:                              General Partners:


______________________________        _______________________________________
                                      Thomas Fickling


                                      _______________________________________
                                      William Prentice

                                      Purchaser:

ATTEST:                               CASTLE PROPERTIES, L.L.C.


________________________________      By:____________________________________
Joel Aaseby,  Manager                    Lawrence E. Jaro, Manager


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

                                 EXHIBIT LIST


1.1            Legal Descriptions of Land and Improvements

1.1.5          Fixtures

1.1.6          Assumed Service Contracts

1.2            Allocation of Purchase Price

1.4            Proration Adjustment Letter

3.2            Breaches or Violations of Governing Documents

3.4            Disclosure of Exceptions regarding Authority

3.7            Financial Statements
               Unaudited Balance Sheets as of December 31, 1994
               Unaudited Balance Sheets as of December 31, 1995
               Unaudited Balance Sheets as of December 31, 1996
               Operating Statements for January 1, 1994 through December 31, 1994
               Operating Statements for January 1, 1995 through December 31,1995
               Operating Statements for January 1, 1996 through December 31, 1996

3.11.3         Payment of Indebtedness and Taxes

3.12           Adverse Conditions

3.15           Hazardous Materials

6.1            Opinion of Seller's and General Partners' Counsel

6.2            Opinion of Purchaser's Counsel

8.1.2(a)            General Assignment

8.1.2(b)            Assignment of Leases

8.2.1          Form of General Warranty Deed

8.2.2          Form of Bill of Sale and Assignment

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